Byrna Technologies Inc. S-1/A

Exhibit 5.1 Taft Stettinius & Hollister LLP 2200 IDS Center 80 South Eighth Street Minneapolis, MN 55402 taftlaw.com (612) 977-8400

, 2021

Byrna Technologies Inc.

100 Burtt Road, Suite 115

Andover, MA 01810

(978) 868-5011

RE: Byrna Technologies Inc.; Registration Statement on Form S-1 (File No. 333-256684)

Ladies and Gentlemen:

We have acted as counsel for Byrna Technologies Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-1, as amended (the “Registration Statement”). pursuant to the Securities Act of 1933, as amended (the “Securities Act”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Securities Act of the offer and sale of up to shares (the “Shares”) of the Company’s common stock, $0.001 par value per share, including up to Shares purchasable by the underwriters upon their exercise of an over-allotment option. The Shares are being sold pursuant to the terms of an underwriting agreement among the Company and the underwriters named therein (the “Underwriting Agreement”).

In our capacity as counsel to the Company, we have examined the Registration Statement, the form of Underwriting Agreement, corporate records of the Company including copies of resolutions of the board of directors of the Company relating to the issuance of the Shares, and such other documents and records as we have deemed necessary for the purposes of this opinion.

In such examination, we have assumed the following without independent investigation: the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

Our opinions are as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law. The opinion set forth below is limited to the Delaware General Corporation Law, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein.

Exhibit 5.1 Taft Stettinius & Hollister LLP 2200 IDS Center 80 South Eighth Street Minneapolis, MN 55402 taftlaw.com (612) 977-8400

      We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required by the Securities Act or the rules and regulations thereunder.

Very truly yours,

TAFT STETTINIUS & HOLLISTER LLP